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                                                                    EXHIBIT 99.1


                                 [TRU*SERV LOGO]
                                EARNINGS RELEASE


                                                  For more information, contact:
                                                  Shelley Hughes
                                                  TruServ Corporation
                                                  (773) 695-5258


                        TRUSERV REPORTS OCTOBER EARNINGS
                  CO-OP REPORTS PROFIT FOR TENTH MONTH IN A ROW


         CHICAGO, NOV. 19, 2002 - TruServ Corporation reported today year-to-date net margin of $26.0 million versus a net loss of $5.1 million for the same period a year ago--a profit improvement of $31.1 million on year-to-date revenue of $1.8 billion versus $2.2 billion for the same period a year ago. Approximately $105.7 million of the year-to-date sales decline reflects the effect of the prior divestitures of the lumber business and the Canadian business.
         TruServ also reported net margin of $5.0 million for the month ended Oct. 26, 2002 compared with net margin of $8.7 million for the same period a year ago. This is the tenth consecutive month of profit for the co-op. The co-op reported revenue of $159.9 million for the month compared with $199.4 million for the same period a year ago.
         The co-op reported total debt of $352.4 million, including senior debt of $271.3 million at the end of October, a total debt decrease of $197.1 million from the same period a year ago.
         President and Chief Executive Officer Pamela Forbes Lieberman said, "Through our restructuring actions, we have reduced our year-to-date labor and facility costs by approximately $31.6 million compared with the same time period last year. This has been a significant driver of our return to profitability. We are pleased with our financial performance this year. Both our earnings improvement and debt reduction have exceeded our plan."
         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.6 billion in 2001. The TruServ cooperative includes approximately 6,600 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.



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This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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